EXHIBIT 5.1

Sally A. Kay

(650) 843-5582

skay@cooley.com

July 2, 2015

Omnicell, Inc.

590 East Middlefield Road

Mountain View, CA 94043

Ladies and Gentlemen:

We have acted as counsel to Omnicell, Inc. (the “Company”) in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 3,200,000 shares of the Company’s common stock, par value $0.001 per share (the “EIP Shares”), pursuant to its 2009 Equity Incentive Plan (the “EIP”) and (ii) 3,000,000 shares of the Company’s common stock, par value $0.001 per share (the “ESPP Shares” and together with the EIP Shares, the “Shares”), pursuant to its 1997 Employee Stock Purchase Plan (the “ESPP” and together with the EIP, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related prospectuses, the Company’s certificate of incorporation and bylaws, each as amended, the Plans, and such other documents, records, certificates, memoranda or other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Sally A. Kay
Sally A. Kay